Exhibit 99.1

AMERICAN FINANCE TRUST Announces dividend change

NEW YORK – March 30, 2020 – American Finance Trust, Inc. (Nasdaq: AFIN) (“AFIN” or the “Company”) announced today that its Board of Directors approved a reduction in the Company’s annualized dividend to $0.85 per share from $1.10 per share due to the uncertain and rapidly changing environment caused by the COVID-19 virus.

“While we continue to be confident in the performance of our portfolio, we believe this action is prudent during this time of uncertainty and will provide flexibility for potential business opportunities and preservation of capital,” said Michael Weil, CEO of AFIN.

The Company pays dividends monthly, and the change will go into effect for the dividend which the Company anticipates declaring in April 2020. This is expected to generate $6.8 million of cash savings per quarter1, which the Company expects to use to fortify its balance sheet and to capitalize on attractive acquisition opportunities currently in the market.

Footnote

1.	Based on the number of shares outstanding as of the February 14, 2020 record date for the Company’s 2020 annual meeting of stockholders.

About American Finance Trust, Inc.

American Finance Trust, Inc. (Nasdaq: AFIN) is a publicly traded real estate investment trust listed on the Nasdaq focused on acquiring and managing a diversified portfolio of primarily service-oriented and traditional retail and distribution related commercial real estate properties in the U.S. Additional information about AFIN can be found on its website at www.americanfinancetrust.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of the ongoing global coronavirus pandemic, including actions taken to contain or treat the coronavirus, on the Company, the Company’s tenants and the global economy and financial markets and that any potential future acquisition is subject to market conditions and capital availability and may not be identified or completed on favorable terms, or at all, as well as those risks and uncertainties set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed on February 27, 2020 and all other filings with the SEC after that date, as such risks, uncertainties and other important factors may be updated from time to time in the Company’s subsequent reports. Further, forward looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

Contacts:

Investor Relations

investorrelations@americanfinancetrust.com

(866) 902-0063